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                                AMENDMENT NO. 17
                                     TO THE
                                UPS THRIFT PLAN

         WHEREAS, United Parcel Service of America, Inc. and its affiliated corporations heretofore established, effective as of July 14, 1960, the UPS Thrift Plan (the "Plan") for the benefit of their eligible employees in order to provide benefits to those employees upon their retirement, death or other separation from service; and

         WHEREAS, the Plan, as adopted and amended from time to time, was amended and restated in its entirety, effective as of January 1, 1976, to comply with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"); and

         WHEREAS, the Plan has been amended further since January 1, 1976, the most recent amendment being Amendment No. 16 which was adopted on July 12, 1993; and

         WHEREAS, the Board of Directors of United Parcel Service of America, Inc. desires to amend the Plan further to modify the event causing transfer of all credits of a Participant in the General Fund to the Distribution Fund;

         NOW THEREFORE, pursuant to the authority vested in the Board of Directors of United Parcel Service of America, Inc., by Section 16.1 of the Plan, it is hereby amended, as follows to be effective January 1, 1993:

        Section 7.1 is hereby amended by deleting the text of subsection (a) and inserting the following in lieu thereof:

              "(a) As of the end of the calendar year in which the Participant completes 34 years of participation in the Plan;"

         IN WITNESS WHEREOF, United Parcel Service of America, Inc., based on action by the Board of Directors, has caused this Amendment No. 17 to be executed the 7th day of January, 1994.

ATTEST:                                   UNITED PARCEL SERVICE OF AMERICA, INC.


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Assistant Secretary                       Chairman